Exhibit 23.1

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303) 306-1967
Fax (303) 306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the reference to us as “Experts” in the Amendment #1 to the Registration Statement of Kurrant Mobile Catering, Inc. on Form SB-2/A, and the incorporation by reference in this Registration Statement of my report dated of my report dated December 12, 2007 (included in exhibits to such registration statement) on the financial statements of Kurrant Mobile Catering, Inc. as of November 30, 2007 and for the period from October 15, 2007 (inception) through November 30, 2007.

/s/ Ronald R. Chadwick, P.C.
RONALD R. CHADWICK, P.C.
Aurora, Colorado
December 12, 2007